U.S. SECURITIES AND Exchange Commission
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 5, 2007

Commission File Number: 0001082431

ENERGETICS HOLDINGS, INC.
(Formerly known as Global Business Services, Inc.)
(Name of small business issuer as specified in its charter)
Delaware	65-0963621
State of Incorporation	IRS Employer Identification No.

 (500 Throckmorton Street, Suite 1905, Fort Worth, Texas 76102)
 (Address of principal executive offices)

(817) 870-0160
  (Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01 Changes in Registrant's Certifying Accountant.

Dismissal of Moore and Associates P.C., Chartered Accountants and Advisors as the Registrant's independent accountants

Energetics Holdings, Inc. (the "Company") has elected to terminate its engagement of Moore and Associates P.C. ("Moore”) as the independent registered public accounting firm responsible for auditing the Company's financial statements. The termination, which is effective as of December 5, 2007, was approved by the Company's Board of Directors.

Moore's report on the Company's financial statements for the fiscal year ended June 30, 2005 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles with the exception that Moore's Audit Reports, contained an explanatory note which raised substantial doubt as to the ability of the Company to continue as a going concern. During the Company's most recent fiscal years and any subsequent interim period for which a review report was provided preceding the termination of Moore, the Company did not have any disagreements with Moore on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Moore, would have caused it to make reference to the subject matter of the disagreements in connection with its report.

During the Company's fiscal years June 30, 2005 and any subsequent interim period for which a review report was provided preceding the termination of Moore, other than as is set forth herein, Moore did not advise the Company of any of the following:

(A) That the internal controls necessary for the Company to develop reliable financial statements did not exist;

(B) That information had come to Moore's attention that had led it to no longer be able to rely on management's representations, or that had made it unwilling to be associated with the financial statements prepared by management;

(C) (1) That Moore needed to expand significantly the scope of its audit, or that information had come to Moore's attention that if further investigated may: (i) materially impact the fairness or reliability of either: a previously issued audit report or the underlying financial statements; or the financial statements issued or to be issued covering the fiscal period(s) subsequent to the date of the most recent financial statements covered by an audit report (including information that would have prevented it from rendering an unqualified audit report on those financial statements), or (ii) cause it to be unwilling to rely on management's representations or be associated with the Company's financial statements, and (2) due to Moore's resignation (due to audit scope limitations or otherwise) or dismissal, or for any other reason, the accountant did not so expand the scope of its audit or conduct such further investigation; or

(D) (1) That information has come to Moore's attention that it had concluded materially impacted the fairness or reliability of either: (i) a previously issued audit report or the underlying financial statements, or (ii) the financial statements issued or to be issued covering the fiscal period subsequent to the date of the most recent financial statements covered by an audit report (including information that, unless resolved to Moore's satisfaction, would prevent it from rendering an unqualified audit report on those financial statements), and (2) the issue has not been resolved to Moore's satisfaction prior to its termination.

The Company has furnished a copy of this Report to Moore and requested that Moore furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by the Company herein in response to Item 304(a) of Regulation S-K and, if not, stating the respects in which it does not agree. The letter from Moore will be submitted when received with an amended filing.

Engagement of Jewett, Schwarz, Wolfe & Associates

The Company Board of Directors has engaged Jewett, Schwartz, Wolfe & Associates ("Jewett") to serve as the independent registered public accounting firm responsible for auditing the Company's financial statements. The engagement, which is effective as of December 5, 2007, was approved by the Company's Board of Directors. The Company will be filling its Quarterly reports on form 10-QSB for September 30, 2005, December 31, 2005, March 31, 2006, September 30, 2006, December 31, 2006, March 31, 2007, September 30, 2007, December 31, 2007 and March 31, 2008. The Company will be filing its Annual Reports on form10-KSB for June 30, 2006, and June 30, 2007.

Neither the Company nor anyone on behalf of the Company consulted Jewett during the two most recent fiscal years and any subsequent interim period prior to engaging Jewett, regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements, and either a written report was provided to the Company or oral advice was provided that Jewett concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in paragraph (a)(1)(iv) and the related instructions of Item 304 of Regulation S-K) or reportable event (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K).

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

16.1 Letter from Moore and Associates P.C.- filed with amendment

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Energetics Holdings, Inc.

Date: December 11, 2007	By:	/s/ Rodney Peterson
Rodney Peterson Chairman, President Chief Executive Officer (Principle Executive Officer)

Energetics Holdings, Inc

Date: December 11, 2007	By:	/s/ Rodney Peterson
Rodney Peterson Chief Financial Officer, (Principal Financial and Accounting Officer)